UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2010

CLEAN HARBORS, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	001-34223	04-2997780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

42 Longwater Drive, Norwell, Massachusetts	02061-9149
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (781) 792-5000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

(d) Election of new director.

On September 21, 2010, the board of directors of Clean Harbors, Inc. (the “Company”) increased the number of directors from 10 to 11 and elected Edward G. Galante as an additional Class I director whose term of office will expire at the Company’s 2011 annual meeting of shareholders. The board also appointed Mr. Galante to serve as a member of the board’s Corporate Governance Committee.

Mr. Galante, 59, retired in 2006 after more than 30 years with Exxon Mobil Corporation.  Most recently he served as a Senior Vice President and member of the Management Committee.  His principal responsibilities included the worldwide Downstream business: Refining & Supply, Fuels Marketing, Lubricants and Specialties and Research and Engineering.  He also was responsible for Exxon Mobil’s corporate Public Affairs and Safety, Health and Environmental activities.

A native of Inwood, New York, Mr. Galante received his Bachelor of Science degree in civil engineering from Northeastern University. He serves as a Vice Chairman of Northeastern’s Board of Trustees and as an Executive-in-Residence in its College of Business Administration. He also serves on the Board of Directors of Praxair, Inc. (NYSE: PX), where he sits on the Compensation & Management Development and the Governance & Nominating committees; Foster Wheeler Ltd. (NASDAQ: FWLT), where he sits on the Audit and Governance and Nominating committees; Junior Achievement Worldwide; and the United Way Foundation of Dallas.

There was no arrangement or understanding between Mr. Galante and any other person pursuant to which he was selected as a director of the Company. Mr. Galante is not a party to any transaction or any proposed transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. In his capacity as a non-employee director of the Company, Mr. Galante will be entitled to receive compensation paid to other non-employee directors, a description of which is incorporated by reference to pages 14-15 of the Company’s definitive proxy statement dated April 5, 2010 for the Company’s most recent annual meeting of shareholders.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clean Harbors, Inc.
(Registrant)

September 23, 2010	/s/ James M. Rutledge
Executive Vice President and
Chief Financial Officer